Exhibit 99.2

For Immediate Release	CONTACT:

Investors/Media:	Investors:	Media:
Blaine Davis	Jonathan Neely	Brian O’Donnell
(484) 216-7158	(484) 216-6645	(484) 216-6726
+353-1-669-6635

Endo Reaches Agreements in Principle to Settle a Substantial Majority of AMS

Litigation Cases

DUBLIN, April 30 2014 – Endo International plc (NASDAQ: ENDP) (TSX: ENL) today announced that it has reached agreements in principle with several leading plaintiffs’ law firms, including Motley Rice LLC, Blasingame, Burch, Garrard & Ashley, P.C., Levin Simes LLP, and Clark, Love & Hutson, G.P., to resolve approximately 20,000 claims relating to vaginal mesh products sold by Endo’s AMS subsidiary. The agreements, which are subject to final documentation, were entered into solely by way of compromise and settlement and are not in any way an admission of liability or fault. The settlements, once final, will resolve a substantial majority of the AMS vaginal mesh-related claims.

Under the terms of the agreements, Endo estimates that it will pay an aggregate pre-tax amount of approximately $830 million in connection with the resolution of these claims. The aggregate amount is expected to be payable over time. The settlements are subject to a number of requirements that the individual plaintiffs’ law firms must fulfill, including verification of the implant of an AMS vaginal mesh product and confirmation of pertinent medical records.

Endo previously established a product liability reserve of approximately $520 million for all then known, pending and estimated future claims primarily related to vaginal mesh products, which the Company believed represented the minimum anticipated loss AMS would sustain with respect to this litigation, including potential liabilities and/or possible settlements. Based on the settlement agreements described above, the Company will incur an incremental pre-tax, non-cash charge of approximately $625 million in the first quarter of 2014, increasing the product liability accrual to approximately $1.1 billion in total. Of this $1.1 billion, approximately $830 million is related to the resolution of the approximately 20,000 cases as noted above. The Company anticipates that the total accrual represents payments through 2016. The Company will announce its first quarter 2014 financial results tomorrow, May 1st.

Endo’s top priority is the safety and efficacy of its products and supporting the patients and physicians who use them. The Company continues to support the FDA’s recommendations that physicians be well trained and patients fully understand the risks associated with the use of mesh products. Endo and AMS remain committed to the safety and efficacy of AMS’s transvaginal mesh products and will continue developing AMS’ Women’s Health business and devices product suite so that women have appropriate access to innovative, safe and effective therapies. AMS’s commitment to these treatment solutions is demonstrated by its ongoing and significant investments in developing clinical evidence to support the restoration of quality of life AMS’s mesh solutions provide.

AMS will also continue to invest in educational activities as part of an overall effort to continue to encourage patients and physicians to discuss the risks and benefits of AMS's surgical mesh.

About Endo International plc

Endo International plc is a global specialty healthcare company focused on improving patients’ lives while creating shareholder value. Endo develops, manufactures, markets, and distributes quality branded pharmaceutical, generic and device products through its operating companies. Endo has global headquarters in Dublin, Ireland, and US headquarters in Malvern, PA. Learn more at www.endo.com.

About American Medical Systems

American Medical Systems (AMS), headquartered in Minnetonka, MN, is a diversified supplier of medical device technology to treat incontinence, sexual dysfunction, benign prostatic hyperplasia (BPH), and other pelvic disorders. AMS is focused on improving access and outcomes with the goal of restoring patient quality of life. AMS is an operating company of Endo International plc (NASDAQ: ENDP) (TSX: ENL), a global specialty healthcare company focused on improving patients’ lives while creating shareholder value. Learn more at www.endo.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Canadian securities legislation. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect Endo’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Although Endo believes that these forward-looking statements and information are based upon reasonable assumptions and expectations, readers should not place undue reliance on them, or any other forward-looking statements or information in this news release. Investors should note that many factors, as more fully described in the documents filed by Endo with securities regulators in the United States and Canada including under the caption “Risk Factors” in Endo’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and with securities regulators in Canada on System for Electronic Document Analysis and Retrieval (“SEDAR”) and as otherwise enumerated herein or therein, could affect Endo’s future financial results and could cause Endo’s actual results to differ materially from those expressed in forward-looking statements contained in Endo’s Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause Endo’s actual results to differ materially from expected and historical results. Endo assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities law.

###